                                  AMENDMENT NO. 2 TO
                            EXECUTIVE EMPLOYMENT AGREEMENT


         This Amendment No. 2 to Executive Employment Agreement is made as of the 5th day of August, 1996 between THE CHICAGO DOCK AND CANAL TRUST, an Illinois business trust (the "Trust"), and CHARLES R. GARDNER ("Executive").

         The Trust and Executive previously entered into an Executive Employment Agreement dated as of April 14, 1993 and an amendment thereto dated as of July 19, 1995 (the "Employment Agreement") providing for the employment arrangements between the Trust and Executive. The Trust and Executive now desire to make certain further changes in the Employment Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Trust and Executive hereby amend the Employment Agreement as follows:

         1. Section 5 of the Employment Agreement shall be amended by adding a new paragraph (e) to read as follows:

              "(e) LIQUIDATION OF THE TRUST. The Trust agrees as follows: (i) In the event of the adoption of a plan of liquidation by the Board of Trustees of the Trust, the Compensation Committee of the Board of Trustees of the Trust shall concurrently therewith grant to Executive an option (the "Liquidation Option") to purchase 135,000 common shares at a purchase price per share equal to the Fair Market Value (as defined below) of a common share on the date of grant of such option. The Liquidation Option shall become exercisable upon the occurrence of a Change in Control (as defined in Section 7(d)). "Fair Market Value" shall mean the closing price per share of the common shares quoted on the National Market System of the National Association of Securities Dealers' Automated Quotation System on the date as of which such value is being determined, or, if there shall be no reported transaction for such date, on the next preceding date for which a transaction was reported; provided, however, that if Fair Market Value cannot be so determined, Fair Market Value shall be determined by the Compensation Committee of the Board of Trustees by whatever means or method as such Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

              (ii) In the event of a liquidation (in whole or in part) of the Trust, the

         Compensation Committee of the Board of Trustees of the Trust will, in accordance with its duties to interpret and administer the stock option plans of the Trust, take such action as is necessary to provide for an equitable adjustment of the exercise prices of then outstanding stock options (including the Liquidation Option) or, if the Board of Trustees determines that an amendment to such plans is required to effect such an equitable adjustment, the Board will take such action as is necessary to implement such amendments."

         2. The second sentence of Section 7(d) of the Employment Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

              "The term "Change in Control" shall mean (1) a reorganization, merger or consolidation of Trust with one or more corporations or entities if the Trust is not the surviving entity, (2) a transfer of all or substantially all of the property of the Trust to another entity or person, (3) the transfer in one or more transactions to one or more persons pursuant to a plan of liquidation or otherwise of (x) the Specified Percentage (as hereinafter defined) of the total assets of the Trust and (y) undeveloped real property representing 50% or more of the aggregate square footage of undeveloped real property owned by the Trust immediately prior to the first transaction involving a transfer of assets after the date hereof (the "Measurement Date"), (4) if any person becomes the beneficial owner of twenty-five percent (25%) or more of the total number of outstanding common shares of the Trust (as used in this clause, "person" shall mean any individual or entity as well as any syndicate or group deemed to be a person pursuant to
         Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the term "beneficial owner" shall be interpreted in accordance with Rule 13d-3 under such Act, or any corresponding rule later adopted), or (5) if subsequent to the date (herein the "Determination Date") which is the later of the date hereof or the last date as of which the term of Executive's employment has been automatically extended for one additional year pursuant to
         Section 2 hereof, a majority of the persons serving as Trustees of the Trust shall be persons who were not Trustees as of the Determination Date. "Specified

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         Percentage" shall mean a percentage equal to or greater than 70% which is derived from a fraction, the numerator of which is the aggregate net proceeds to the Trust from the sale or sales of assets sold since the Measurement Date (net of any related indebtedness) and the denominator of which is the dollar amount reflected on the Trust's balance sheet as total assets at the end of the fiscal year next preceding the Measurement Date (net of any indebtedness). Notwithstanding anything contained herein to the contrary, it is understood that a Change in Control shall be deemed to have occurred for purposes of this Agreement under the following circumstances:
         (x) the term set forth in Section 2 hereof shall have expired after the adoption by the Trust of a plan of liquidation, (y) Executive shall not have been terminated pursuant to Section 7(c) hereof and
         (z) Executive shall not have refused to accept an extension to his employment on substantially the same terms and conditions which would have enabled him to remain employed by the Trust until the Specified Percentage had been achieved."

         3. Section 8(d) of the Employment Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

              "(d)  (i) If Executive's employment is terminated under
         Section 7(d) or Section 7(f) above prior to the expiration of the term of this Agreement, the Trust, in lieu of all other obligations under this Agreement (other than the obligations set forth in clause (ii) below), shall as liquidated damages or severance pay or both cause all then outstanding stock options theretofore granted to Executive to immediately vest and to become exercisable regardless of any installment exercise provisions.

              (ii) If Executive's employment is terminated under
         Section 7(f) above prior to a Change in Control and prior to the expiration of the term of this Agreement, the Trust, in addition to the obligations set forth in clause (i) above, shall as liquidated damages or severance pay or both:

                   (a)  pay Executive his base compensation for thirty-six
              (36) months thereafter at the then current rate as provided in

              Section 5(a) hereof; provided that such base compensation shall be paid entirely in cash except to the extent of the agreed compensation value of Base Compensation Options granted to Executive prior to the date of Notice of Termination (or the Date of Termination with respect to any termination for which a Notice of Termination is not required) as base compensation for any period after the Date of Termination;

                   (b)  during the thirty-six (36) month period
              thereafter, (at the Trust's expense) provide Executive with the benefits described in Schedule A hereto;

                   (c) pay to Executive in a lump sum within fifteen (15) days of the Date of Termination an amount in cash equal to the present value of Executive's additional pension plan benefits under the Trust's defined benefit plans accrued through the third anniversary of the Date of termination (as calculated under the "Increase in Value" column of Schedule B attached hereto); and

                   (d) provide to Executive, pursuant to a plan previously approved by the Compensation Committee of the Board of Trustees, in a lump sum within fifteen (15) days of the Date of Termination an amount in cash equal to 20% of the product of 135,000 and the Fair Market Value of a common share of the Trust on the Date of Termination (it being understood that this clause (d) shall not apply in the event that the Trust has granted the Liquidation Option to Executive)."

         4. As amended hereby, the Employment Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                        THE CHICAGO DOCK AND CANAL TRUST



                        By:  /s/ Robert E. Wood II
                           --------------------------------
                             Robert E. Wood II, Trustee


                        EXECUTIVE



                        /s/ Charles R. Gardner
                        -----------------------------------
                              Charles R. Gardner

                                      SCHEDULE A



LIFE INSURANCE

    $500,000 INDIVIDUAL TERM POLICY
    $50,000 GROUP TERM COVERAGE


HEALTH AND DENTAL INSURANCE

    85% OF COST OF $200 DEDUCTIBLE HEALTH INSURANCE
    85% OF COST OF DENTAL POLICY


DISABILITY INSURANCE

    INDIVIDUAL POLICY FOR $3,500 BENEFIT PER MONTH
    GROUP POLICY FOR $6,000 BENEFIT PER MONTH
    EMPLOYEE TO REPORT COST IN INCOME; BENEFIT TAX FREE


AUTOMOBILE

    USE OF SAAB TURBO CONVERTIBLE, MAINTENANCE, GAS, INSURANCE
    NEW CAR EVERY TWO YEARS


401(k) PLAN

    ANNUAL TRUST CONTRIBUTION OF $5,000 PER YEAR


CLUB DUES

    CHICAGO CLUB
    410 CLUB
    TAVERN CLUB
    NEW YORK UNIVERSITY CLUB
    ARTS CLUB
    ECONOMIC CLUB
    EXECUTIVE'S CLUB


PARKING

    MONTHLY INDOOR PARKING PASS

                                      SCHEDULE B





                              (TOWERS PERRIN Letterhead)
CONFIDENTIAL

July 16, 1996

Mr. David R. Tinkham
Vice President
The Chicago Dock & Canal Trust
455 East Illinois Street, Suite 565
Chicago, Illinois 60611

Dear David:

Following up to our prior estimates of the value of the retirement-related provisions of your and Charlie Gardner's employment contracts in the event of your involuntary terminations prior to the expiration of the contracts, we have estimated those values at additional periodic dates after September 30, 1996.

Below are the additional estimates (total of qualified plan and SERP) together with the September 30, 1996 estimate:

- --------------------------------------------------------------------------------
                                Value          Value With 3
                              Without 3        Added Years
      Termination Date       Added Years        of Accruals       Increase in
                              of Accruals                            Value
- --------------------------------------------------------------------------------
 September 30, 1996
     Gardner                    $499,331          $690,962          $191,631
     Tinkham                      98,393           154,261            55,868
- --------------------------------------------------------------------------------
 December 31, 1996
     Gardner                     559,545           710,240           150,695
     Tinkham                     127,004           158,574            31,570
- --------------------------------------------------------------------------------
 March 31, 1997
     Gardner                     576,773           729,780           153,007
     Tinkham                     131,321           163,381            32,060
- --------------------------------------------------------------------------------
 June 30, 1997
     Gardner                     594,252           749,584           155,332
     Tinkham                     135,753           168,332            32,579
- --------------------------------------------------------------------------------

David R. Tinkham
July 16, 1996
Page 2.







As you can see, there is a discontinuity in the value of the contract provisions (increase in value) at December 31, 1996. That's because the SERP final pay is based on the highest Plan Year pay in the last five FULL Plan Years. Since the Plan Year is the calendar year, 1996 pay is not taken into account in calculating the benefit at September 30, 1996. The total benefit calculated taking into account three future years already uses 1996 in the calculation; we don't see the same discontinuity in that benefit. In other words, there is a discontinuity in the value of the contract benefit but the total benefits (qualified plan, SERP, and contract provisions) increases rather smoothly.

Again, keep in mind that the value of these benefits will change if:

- -    the actuarial assumptions, in particular the interest rates, change or

- -   any of the participant information changes.

Attached are tables showing most of the development of the additional estimates. If you have any questions or need additional information, please call me.

Sincerely,


/s/       William G. Leighty, Jr.
- --------------------------------------
William G. Leighty, Jr., Principal


WGL:kr

Enclosures